INTERNATIONAL TOWER HILL MINES LTD.

SUSTAINABLE DEVELOPMENT COMMITTEE CHARTER

(Adopted by the Board of Directors on September 22, 2006)

ARTICLE 1  - PURPOSE

The overall purpose of the Sustainable Development Committee (the “Committee”) is to assist the Board of Directors of the Company (the “Board”) in fulfilling its oversight responsibilities with respect to the Board’s and the Company’s continuing commitment to improving the environment and ensuring that the Company’s activities are carried out, and that its facilities are operated and maintained, in a safe, sustainable and environmentally sound manner.  The primary function of the Committee is to monitor, review and provide oversight with respect to the Company’s policies, standards, accountabilities and programs relative to health, safety, community relations and environmental-related matters.  Further, the Committee will advise the Board and make recommendations for the Board’s consideration regarding health, safety, community relations and environmental-related issues.

ARTICLE 2  - COMPOSITION, PROCEDURES AND ORGANIZATION

2.1

The Committee will consist of at least two members of the Board, of whom one (if the Committee has two members) or a majority (if the Committee has more than two members) will be “unrelated directors”1.

2.2

The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, will appoint the members of the Committee for the ensuing year.  The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

2.3

Unless the Board has appointed a chair of the Committee, the members of the Committee will elect a chair from among their number.

2.4

The Committee will appoint an individual, who need not be a director or a member of the Committee, to be the secretary of the Committee.

2.5

The quorum for meetings will be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.  Decisions by the Committee will be by the affirmative vote of a majority of the members of the Committee, or by consent resolutions in writing signed by each member of the Committee.

2.6

The Committee will have access to such officers and employees of the Company and to such information respecting the Company, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

2.7

Meetings of the Committee will be conducted as follows:

(a)

the Committee will meet at least once annually, and may meet as many additional times as deemed necessary or appropriate by the Committee or as may be requested by any member of the Committee, the Chief Executive Officer or the Chief Financial Officer, in each case at such times and at such locations as may be determined by the Committee or the chair of the Committee;

(b)

except in respect of a regularly scheduled meeting of the Committee, notice of such meeting, together with a proposed agenda, will be delivered to each member of the Committee not less that forty-eight (48) hours prior to the proposed meeting time (which notice may be waived by all of the members of the Committee); and

(c)

management representatives will be invited to attend as necessary in the discretion of the Committee.

2.8

The Committee may, in its sole discretion, retain, at the expense of the Company, such legal, financial, compensation or other advisors or consultants as it may deem necessary or advisable in order to properly and fully perform its duties and responsibilities hereunder.

ARTICLE 3  - DUTIES AND RESPONSIBILITIES

3.1

The Committee is responsible for reviewing and, as appropriate, recommending changes to the safety, health, community relations and environmental policies of the Company and will monitor compliance with such policies and applicable legislation and regulations.  Without limiting the generality of the foregoing, the Committee will have the following duties and responsibilities:

(a)

periodically review the safety, health and environmental policies of the Company and its related practices, assessments, compliance and reporting requirements and, as appropriate, recommend any necessary changes to the Board or management;

(b)

consider and advise the Board in respect of safety, health and environmental performance of the Company, including identification of the principal environmental risks in the Company’s business activities and oversight of appropriate systems to manage such risks;

(c)

to consider and advise the Board with respect to current standards of sustainable development for projects and activities such as those of the Company, particularly with a view to ensuring that the Company’s business is run in a manner, and its projects are operated and developed, so as to achieve the ideals and reflect the following principles of sustainable development:

(i)

living within environmental limits,

(ii)

ensuring a strong, healthy and just society,

(iii)

achieving a sustainable economy,

(iv)

using sound science responsibly, and

(v)

promoting good governance;

(d)

receive and review, not less than annually, written reports from management on the status of compliance with the safety, health and environmental policies of the Company and on compliance with all applicable regulatory requirements;

(e)

receive and review, not less than annually, reports from management on any material non-compliance with the safety, health and environmental policies of the Company or any material non-compliance with any applicable regulatory requirement;

(f)

in the event of the occurrence of a material safety, health or environmental incident, which occurrence is required to be reported to appropriate regulatory authorities, receive and review as soon as reasonably practicable, a report from management detailing the nature of the incident and describing the remedial action being taken.  Such report is to be made to the Chairman of the Committee, who will determine what other action by the Committee is appropriate;

(g)

review with management safety, health and environmental emergency response planning procedures of the Company;

(h)

review existing and proposed regulatory requirements in each of the jurisdictions in which the Company has operations and assess the legal consequences thereof for directors and officers and recommend to the Board such action as the Committee may consider appropriate with respect to such regulatory requirements, including as a result of any actual or anticipated changes therein;

(i)

review such other safety, health and environmental matters as the Committee may consider suitable or the Board may specifically direct;

(j)

receive and review, from time to time, reports from the Company’s general counsel on civil or criminal proceedings involving the Company which relate to safety, health or environmental matters and which could have a material effect on the financial position of the Company;

(k)

receive and review, not less than annually, reports from the Company’s general counsel, which reports will provide a summary of proposed new (or amendments to existing) safety, health or environmental laws and regulations applicable to the Company and its directors and officers;

(l)

monitor the activities of the Company in connection with the initial and ongoing interaction between the Company’s activities, operations and personnel and the communities in which the Company’s projects and related activities are located, with a view to ensuring that management develops and follows appropriate policies and activities to enhance the relationship between the Company and its personnel and the communities in which it operates and reflect the principles of sustainable development in that regard; and

(m)

report to the Board with respect to the activities of the Committee and with such recommendations as are considered advisable.

3.2

The Committee may from time to time delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

ARTICLE 4  – GENERAL

4.1

In addition to the foregoing, the Committee will:

(a)

assess the Committee’s performance of the duties specified in this charter and report its finding(s) to the Board;

(b)

review and assess the adequacy of this charter at least annually and recommend any proposed changes to the Board for approval; and

(c)

perform such other duties as may be assigned to it by the Board from time to time or as may be required by any applicable stock exchanges, regulatory authorities or legislation.

4.2

The function of the Committee is one of oversight.  While the Committee has the duties and responsibilities set forth in the Committee charter, members of the Committee are not employees of the Company and are entitled to rely on the integrity of the Company’s management.  Therefore, it is not the duty of the Committee to:

(a)

ensure that the Company complies with its health, safety, community relations and environmental programs and policies;

(b)

ensure that the Company complies with laws, regulations, or other obligations; or

(c)

take any action or assume any responsibility for any violation of such programs, policies, laws or regulations or to otherwise take any remedial action with respect to any health, safety, community relations or environmental matter.

Rather, the Company’s management is responsible for such matters.

Footnotes

1 “unrelated director” means a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the issuer, other than interests and relationships arising solely from holdings in the issuer, (b) not currently, or has not been within the last three years, an officer, employee of or material service provider to the issuer or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual) officer, employee or significant shareholder of an entity that has a material business relationship with the issuer.  A chair or vice chair of the board of directors who is not a member of management is not, for that reason alone, a related director.